Exhibit 99.1

SAIC Announces Financial Results for Fourth Quarter and Fiscal Year 2013

Fourth Quarter Results

–	Revenues: $2.71 billion for fourth quarter; $11.17 billion for fiscal year

–	Diluted EPS from Continuing Operations: $0.54 for fourth quarter; $1.54 for fiscal year

–	Bookings: $2.0 billion (book-to-bill ratio of 0.7) for fourth quarter; $11.1 billion (book-to-bill ratio of 1.0) for fiscal year

–	Quarterly Cash Dividend of $0.12 per share payable on April 30, 2013

–	Special Cash Dividend of $1.00 per share payable on June 28, 2013

MCLEAN, Va., March 26, 2013 — SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the fourth quarter and fiscal year 2013, which ended January 31, 2013.

“During the fourth quarter, our revenue and operating income both declined from adjusted prior year levels,” said John P. Jumper, chairman and chief executive officer. “Nevertheless, we made a number of significant investments towards the future separation of the company, and had a few unexpected items that adversely impacted our results. Our focus is on the long term. We are committed to improving our operating performance by sustaining focus on our customers and aggressively aligning our cost base. We remain on schedule for our planned separation later in the year and look to aggressively position both future companies for cost competitiveness by streamlining indirect management and support functions, reducing our real estate footprint, and driving other efficiencies.”

“As announced today, our Board of Directors has approved a quarterly cash dividend and, in addition, a special dividend,” added Jumper. “We consider this a demonstration of our continuing confidence in the strength of our financial base, our plan of balanced capital deployment, and our commitment to deliver shareholder value.”

Summary Results

Revenues for the fourth quarter of fiscal year 2013 were $2.71 billion, compared to $2.47 billion in the fourth quarter of fiscal year 2012. Full fiscal year revenues were $11.17 billion, compared to $10.50 billion for fiscal year 2012. The fourth quarter and full fiscal year 2012 revenues reflected $358 million and $410 million, respectively, in revenue reductions from the CityTime loss provision. After removing the effect of these reductions, revenues declined $118 million in the fourth quarter of fiscal year 2013 compared to the prior year quarter’s adjusted revenues of $2.83 billion, but increased $266 million for the full fiscal year.

Operating income for the quarter was $145 million (5.3 percent of revenues). Operating loss for the prior year quarter of $114 million included the $308 million CityTime loss provision. The prior year quarter’s operating income excluding the CityTime loss provision was $194 million (6.9 percent of revenues). The reduction in operating income, as adjusted, was primarily attributable to $23 million of expenses incurred in connection with the planned separation transaction and $14 million of loss provisions relating to certain legal matters. Full fiscal year operating income of $734 million (6.6 percent of revenues) was also adversely impacted by separation costs.

Income from continuing operations for the quarter was $186 million. Full fiscal year income from continuing operations was $523 million.

Diluted earnings per share from continuing operations for the quarter were $0.54. The diluted share count for the quarter was 335 million, up from 329 million in the fourth quarter of fiscal year 2012. Diluted earnings per share from continuing operations for the fiscal year were $1.54.

Segment Operating Results

	Three Months Ended January 31,		Revenue Growth (%)
	2013	2012	Total	Internal
	($ millions)
Revenues:
Defense Solutions	$1,121	$852	32%	32%
Health, Energy and Civil Solutions	711	737	-4%	-10%
Intelligence and Cybersecurity Solutions	880	883	0%	0%
Corporate and Other	—	—	n/a	n/a
Intersegment Elimination	(1)	(1)	n/a	n/a

Total	$2,711	$2,471	10%	8%

			Operating Margin
			FY 2013	FY 2012
Operating Income (Loss):
Defense Solutions	$68	$(216)	6.1%	-25.4%
Health, Energy and Civil Solutions	54	59	7.6%	8.0%
Intelligence and Cybersecurity Solutions	61	64	6.9%	7.2%
Corporate and Other	(38)	(21)	n/a	n/a

Total	$145	$(114)	5.3%	-4.6%

	Year Ended
	January 31,		Revenue Growth (%)
	2013	2012	Total	Internal
	($ millions)
Revenues:
Defense Solutions	$4,718	$4,191	13%	13%
Health, Energy and Civil Solutions	2,788	2,734	2%	-4%
Intelligence and Cybersecurity Solutions	3,672	3,574	3%	3%
Corporate and Other	—	2	n/a	n/a
Intersegment Elimination	(5)	(4)	n/a	n/a

Total	$11,173	$10,497	6%	5%

			Operating Margin
			FY 2013	FY 2012
Operating Income (Loss):
Defense Solutions	$352	$(171)	7.5%	-4.1%
Health, Energy and Civil Solutions	222	246	8.0%	9.0%
Intelligence and Cybersecurity Solutions	264	279	7.2%	7.8%
Corporate and Other	(104)	(55)	n/a	n/a

Total	$734	$299	6.6%	2.8%

Defense Solutions

Defense Solutions revenues for the quarter were $1.12 billion. Excluding the prior year CityTime loss provision, revenues decreased $89 million, or 7 percent, from the fourth quarter of fiscal year 2012. This decrease was attributable to reduced activity on a number of programs, including a systems integration and logistics program for tactical and mine resistant ambush protected vehicles, an infrastructure support service program for the Defense Information Systems Agency and a tactical vehicle integration program for the U.S. Army. These decreases were partially offset by increased revenues on a number of programs, including a program with the Defense Logistics Agency to provide supply chain management of military land and aircraft tires and a program to operate and maintain the enterprise network IT infrastructure for the U.S. Department of State.

Defense Solutions revenues for the fiscal year were $4.72 billion. Excluding the prior year CityTime loss provision, revenues increased by $117 million, or 3 percent, from fiscal year 2012. This growth was attributable to increased activity on a number of programs, including the ramp up of a program to operate and maintain the enterprise network IT infrastructure for the U.S. Department of State, the ramp up of a program with the Defense Logistics Agency to provide supply chain management of military land and aircraft tires, and a systems and software development program for the U.S. Army. These increases were partially offset by reduced revenues from various programs, including the U.S. Army Brigade Combat Team Modernization program, which was terminated during fiscal year 2012, a program to provide systems engineering and management support for the U.S. Navy and a systems integration and logistics program for tactical and mine resistant ambush protected vehicles.

Defense Solutions operating income for the quarter was 6.1 percent of revenues as compared to 7.6 percent of revenues excluding the CityTime loss provision (-25.4 percent on a GAAP basis) in the fourth quarter of fiscal year 2012. The decrease in Defense Solutions operating income, as adjusted, was attributable to the ramp down of certain customer contracts having relatively higher profit levels and net unfavorable changes in contract estimates compared to a net favorable change in the prior year.

Defense Solutions operating income for the fiscal year was 7.5 percent of revenues as compared to 8.0 percent of revenues excluding the CityTime loss provision (-4.1 percent on a GAAP basis) in the fourth quarter of fiscal year 2012. The decrease in Defense Solutions operating income, as adjusted, was attributable to a reduction in favorable changes in contract estimates and a prior year gain on the sale of assets.

Health, Energy and Civil Solutions

Health, Energy and Civil Solutions revenues for the quarter decreased 4 percent from the fourth quarter of fiscal year 2012. Internal revenues decreased 10 percent due to declines in various federal civilian programs and reduced design-build volume related to energy plant construction projects. These decreases were partially offset by an increase in healthcare IT consulting services with commercial clients.

Health, Energy and Civil Solutions revenues for the fiscal year increased 2 percent from fiscal year 2012 primarily due to revenues acquired in connection with the acquisitions of maxIT Healthcare Holdings, Inc. and Vitalize Consulting Solutions, Inc. Internal revenues decreased 4 percent reflecting declines in various federal civilian programs and program completions with federal health information technology customers, particularly with U.S. Department of Defense military health system customers. These decreases were partially offset by increases in healthcare IT consulting services with commercial clients and increased design-build volume related to energy plant construction projects.

Health, Energy and Civil Solutions operating income for the quarter was 7.6 percent of revenues, down from 8.0 percent of revenues in the fourth quarter of fiscal year 2012 primarily due to increased intangible asset amortization expense and increased severance expense from cost reduction efforts.

Health, Energy and Civil Solutions operating income for the fiscal year was 8.0 percent of revenues, down from 9.0 percent of revenues in fiscal year 2012. The decline was due to a net unfavorable change in contract estimates primarily related to certain energy and construction projects compared to a net favorable change in the prior year, increased intangible asset amortization expense, increased severance expense, and a lease termination charge related to the consolidation of facilities. This decline was partially offset by a prior year loss provision related to a data privacy litigation matter and a reduction in research and development expense resulting from the advancement through the product lifecycle of new non-intrusive inspection system offerings.

Intelligence and Cybersecurity Solutions

Intelligence and Cybersecurity Solutions revenues for the quarter were relatively flat as compared to the fourth quarter of fiscal year 2012.

Intelligence and Cybersecurity Solutions revenues for the fiscal year increased 3 percent, from fiscal year 2012. This increase was primarily due to increased activity on a number of programs including two airborne surveillance programs, a geospatial intelligence program, a new intelligence systems integration program for the U.S. Army, and a new intelligence analysis solutions program. These increases were partially offset by reduced activity on a processing, exploitation and dissemination program for the U.S. Army, a decline in sales of proprietary products, and an intelligence analysis contract that concluded in the current year.

Intelligence and Cybersecurity Solutions operating income for the quarter was 6.9 percent of revenues, down from 7.2 percent of revenues in the fourth quarter of fiscal year 2012, primarily due to intangible asset impairment charges recorded during the current year quarter.

Intelligence and Cybersecurity Solutions operating income for the fiscal year was 7.2 percent of revenues, down from 7.8 percent of revenues in fiscal year 2012 primarily as a result of a relative increase in the proportion of materials and subcontractor related revenues, which generally have lower profit margins than labor-related revenues, due to increased activity as a prime contractor on large system integration programs. Fiscal year 2013 operating income was also negatively impacted by reduced sales of higher-margin proprietary products, partially offset by lower intangible asset impairment charges, decreased intangible asset amortization expense and an increase in net favorable changes in contract estimates.

Corporate and Other

Corporate and Other segment operating loss during the quarter increased from the fourth quarter of fiscal year 2012, primarily due to expenses incurred in connection with the planned separation transaction and loss provisions relating to certain legal matters.

Cash Generation and Capital Deployment

Cash flow provided by operations for fiscal year 2013 was $345 million, down from $762 million in fiscal year 2012, primarily due to the payment of the $500 million CityTime settlement.

During the quarter, the Company paid a cash dividend of $0.12 per share. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividend will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

As of January 31, 2013, the Company had $736 million in cash and cash equivalents and $1.3 billion in long-term debt.

New Business Awards

Net business bookings totaled $2.0 billion in the fourth quarter and $11.1 billion for the fiscal year, representing a book-to-bill ratio of 0.7 and 1.0 for the fourth quarter and fiscal year, respectively. Notable awards received during the quarter include:

U.S. Space and Naval Warfare Systems Center Atlantic. The Company was awarded a prime contract to provide life-cycle command, control, communications, computers, combat systems, intelligence, surveillance, and reconnaissance support services. The multiple-award indefinite-delivery/indefinite-quantity (IDIQ) contract has a one-year period of performance, four one-year options, and a total contract ceiling of $899.56 million available to all awardees, if all options are exercised.

U.S. Coast Guard (USCG). The Company was awarded a prime contract to provide services and materials for the operational support of the USCG Integrated Health Information System. The single-award task order has a one-year base period of performance, one twelve-month option, one nine-month option, and a total contract value of approximately $17 million, if all options are exercised.

U.S. Central Command (USCENTCOM). The Company was awarded a prime contract by the U.S. General Services Administration to provide enterprise information technology support to USCENTCOM’s Directorate of Command, Control, Communications and Computers. The cost-plus award-fee task order has a one-year base period of performance, four one-year options, and a total contract value of $433 million, if all options are exercised.

The Company’s backlog of signed business orders at the end of the fiscal year 2013 was $17.9 billion, of which $5.4 billion was funded, consistent with the end of fiscal year 2012. Negotiated unfunded backlog does not include any estimate of future task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

Cash Dividends

The Company’s Board of Directors has declared a quarterly cash dividend of $0.12 per share payable on April 30, 2013 to stockholders of record on April 15, 2013. The Company’s Board of Directors also declared a special cash dividend of $1.00 per share payable on June 28, 2013 to stockholders of record on June 14, 2013.

Forward Guidance

The Company’s outlook for fiscal year 2014, which began on February 1, 2013, is as follows:

•	Revenues of $10.0 billion to $10.7 billion;

•	Diluted earnings per share from continuing operations of $1.16 to $1.33; and

•	Cash flows from continuing operations at or above $450 million

This guidance is based on SAIC, Inc. operating for the full fiscal year as one company, yet includes substantial costs to prepare for the previously announced separation transaction. If the separation occurs during fiscal year 2014 as is currently contemplated, it is expected that guidance policies will be provided for each of the two separate companies at the time of the separation. Fiscal year 2014 guidance is based upon the recently approved U.S. Government fiscal year 2013 defense budget and an assumed flat spending level thereafter consistent with the Budget Control Act of 2011. In addition, fiscal year 2014 guidance excludes the impact of potential future acquisitions and other non-ordinary course items, other than identified costs related to the planned separation.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The Company’s approximately 40,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of approximately $11.2 billion for its fiscal year ended January 31, 2013. For more information, visit www.saic.com. SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and acquisitions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. Government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to comply with certain agreements entered into in connection with the CityTime matter; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and agreements of the Company; risks associated with the proposed spin-off of our technical, engineering and enterprise information technology services business, such as disruption to business operations, unanticipated expenses, significant transaction costs and/or unknown liabilities, the timing of the spin-off or a failure to complete the proposed spin-off or realize the expected benefits of the proposed spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of March 26, 2013. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Paul Levi

703-676-2283

Paul.E.Levi@saic.com

Media Relations:

Melissa Koskovich

(703)676-6762

koskovichm@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended		Year Ended
	January 31		January 31
	2013	2012	2013	2012	2011
Revenues	$2,711	$2,471	$11,173	$10,497	$10,798
Costs and expenses:
Cost of revenues	2,380	2,479	9,809	9,530	9,374
Selling, general and administrative expenses	163	106	592	668	495
Separation transaction expenses	23	—	38	—	—

Operating income (loss)	145	(114)	734	299	929
Non-operating income (expense):
Interest income	3	2	9	5	2
Interest expense	(20)	(29)	(93)	(114)	(79)
Other income (expense), net	—	2	8	5	2

Income (loss) from continuing operations before income taxes	128	(139)	658	195	854
Benefit (provision) for income taxes	58	(22)	(135)	(210)	(307)

Income (loss) from continuing operations	186	(161)	523	(15)	547
Discontinued operations:
Income from discontinued operations before income taxes	14	2	17	129	107
Provision for income taxes	(14)	(2)	(15)	(55)	(35)

Income from discontinued operations	—	—	2	74	72

Net income (loss)	$186	$(161)	$525	$59	$619

Earnings per share (EPS):
Income (loss) from continuing operations, as reported	$186	$(161)	$523	$(15)	$547
Less: earnings allocated to participating securities	(4)	—	(11)	—	(17)

Income (loss) from continuing operations, for computing EPS	$182	$(161)	$512	$(15)	$530

Net income (loss), as reported	$186	$(161)	$525	$59	$619
Less: earnings allocated to participating securities	(4)	—	(11)	—	(20)

Net income (loss), for computing EPS	$182	$(161)	$514	$59	$599

Basic:
Income (loss) from continuing operations	$0.54	$(0.49)	$1.54	$(0.04)	$1.46
Income from discontinued operations	—	—	—	0.22	0.19

	$0.54	$(0.49)	$1.54	$0.18	$1.65

Diluted:
Income (loss) from continuing operations	$0.54	$(0.49)	$1.54	$(0.04)	$1.45
Income from discontinued operations	—	—	—	0.22	0.19

	$0.54	$(0.49)	$1.54	$0.18	$1.64

Weighted average number of shares outstanding:
Basic	334	329	333	336	364

Diluted	335	329	333	336	366

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	January 31, 2013	January 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$736	$1,592
Receivables, net	1,889	2,164
Inventory, prepaid expenses and other current assets	454	439
Assets of discontinued operations	—	36

Total current assets	3,079	4,231
Property, plant and equipment, net	318	348
Intangible assets, net	190	176
Goodwill	2,195	1,800
Deferred income taxes	14	37
Other assets	79	75

	$5,875	$6,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,249	$1,961
Accrued payroll and employee benefits	542	504
Notes payable and long-term debt, current portion	2	553
Liabilities of discontinued operations	—	7

Total current liabilities	1,793	3,025
Notes payable and long-term debt, net of current portion	1,296	1,299
Other long-term liabilities	168	162
Stockholders’ equity:
Common stock, $.0001 par value, 2 billion shares authorized, 342 million and 341 million shares issued and outstanding at January 31, 2013 and 2012, respectively	—	—
Additional paid-in capital	2,110	2,028
Retained earnings	510	164
Accumulated other comprehensive loss	(2)	(11)

Total stockholders’ equity	2,618	2,181

	$5,875	$6,667

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended January 31		Year Ended January 31

	2013	2012	2013	2012	2011
Cash flows from continuing operations:
Net income (loss)	$186	$(161)	$525	$59	$619
Income from discontinued operations	—	—	(2)	(74)	(72)
Adjustments to reconcile net income (loss) to net cash provided by continuing operations:
Depreciation and amortization	28	28	113	114	110
Stock-based compensation	17	19	84	83	99
Excess tax benefits from stock-based compensation	—	—	—	—	(11)
Impairment losses	11	—	13	19	4
Net loss (gain) on sale of assets	1	1	(6)	(31)	(5)
Other items	1	(1)	4	(1)	1
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	54	43	325	(51)	(18)
Inventory, prepaid expenses and other current assets	15	(131)	(64)	(93)	(29)
Deferred income taxes	76	2	72	(9)	9
Other assets	(4)	(1)	(5)	(22)	(2)
Accounts payable and accrued liabilities	(47)	435	(744)	757	(16)
Accrued payroll and employee benefits	(82)	(103)	36	1	24
Income taxes payable	(35)	(5)	—	5	6
Other long-term liabilities	(10)	9	(6)	5	(9)

Total cash flows provided by operating activities of continuing operations	211	135	345	762	710
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(5)	(17)	(48)	(65)	(73)
Acquisitions of businesses, net of cash acquired	(5)	(2)	(483)	(218)	(382)
Net receipts (payments) for purchase price adjustments related to prior year acquisitions	—	—	1	(4)	—
Proceeds from sale of assets	—	1	3	85	10
Other items	—	—	—	(1)	—

Total cash flows used in investing activities of continuing operations	(10)	(18)	(527)	(203)	(445)
Cash flows from financing activities of continuing operations:
Issuance of long-term debt, net of offering costs	—	—	—	—	742
Payments on notes payable and long-term debt	(1)	—	(554)	(3)	(3)
Sales of stock and exercises of stock options	4	6	19	27	38
Dividend payments	(41)	—	(165)	—	—
Repurchases of stock	(1)	(1)	(22)	(471)	(601)
Excess tax benefits from stock-based compensation	—	—	—	—	11
Other items	—	—	—	(2)	—

Total cash flows provided by (used in) financing activities of continuing operations	(39)	5	(722)	(449)	187

Increase (decrease) in cash and cash equivalents from continuing operations	162	122	(904)	110	452

Cash flows from discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	(7)	9	(2)	(52)	4
Cash provided by (used in) investing activities of discontinued operations	50	(2)	50	166	51

Increase in cash and cash equivalents from discontinued operations	43	7	48	114	55

Effect of foreign currency exchange rate changes on cash and cash equivalents	—	—	—	1	(1)

Total increase (decrease) in cash and cash equivalents	205	129	(856)	225	506

Cash and cash equivalents at beginning of period	531	1,463	1,592	1,367	861

Cash and cash equivalents at end of period	$736	$1,592	$736	$1,592	$1,367

SAIC, INC.

BACKLOG BY REPORTABLE SEGMENT

(Unaudited, $ in millions)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. SAIC, Inc. segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which SAIC, Inc. is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule, or other master agreement contract vehicles.

The estimated value of backlog as of the dates presented was as follows:

	January 31, 2013	October 31, 2012	July 31, 2012	April 30, 2012
Defense Solutions:
Funded backlog	$1,972	$2,174	$2,013	$2,026
Negotiated unfunded backlog	4,400	4,563	4,309	4,605

Total Defense Solutions backlog	$6,372	$6,737	$6,322	$6,631
Health, Energy and Civil Solutions:
Funded backlog	$1,740	$1,842	$1,858	$1,911
Negotiated unfunded backlog	2,654	2,854	2,865	3,061

Total Health, Energy and Civil Solutions backlog	$4,394	$4,696	$4,723	$4,972
Intelligence and Cybersecurity Solutions:
Funded backlog	$1,649	$1,705	$1,615	$1,752
Negotiated unfunded backlog	5,461	5,440	3,867	3,880

Total Intelligence and Cybersecurity Solutions backlog	$7,110	$7,145	$5,482	$5,632
Total:
Funded backlog	$5,361	$5,721	$5,486	$5,689
Negotiated unfunded backlog	12,515	12,857	11,041	11,546

Total backlog	$17,876	$18,578	$16,527	$17,235

SAIC, INC.

INTERNAL REVENUE GROWTH (CONTRACTION) PERCENTAGE CALCULATIONS (NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to internal revenue growth (contraction) percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The Company calculates its internal revenue growth (contraction) percentage by comparing reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to the Company’s prior year period reported revenue.

SAIC, Inc. uses internal revenue growth (contraction) percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for senior management is based, in part, on achievement of revenue targets linked to internal revenue growth.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth (contraction) percentage is one of two components of the total revenue growth (contraction) percentage, which is the most directly comparable GAAP financial measure. The Company addresses this limitation by presenting the total revenue growth (contraction) percentage next to or near disclosures of internal revenue growth (contraction) percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC, Inc.’s consolidated financial statements prepared in accordance with GAAP. The method that the Company uses to calculate internal revenue growth (contraction) percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth (contraction) percentages for the three months and year ended January 31, 2013 were calculated as follows:

	Three Months Ended January 31 2013	Year Ended January 31 2013
Defense Solutions:
Prior year period’s revenues, as reported	$852	$4,191
Revenues of acquired businesses for the comparable prior year period	—	—

Prior year period’s revenues, as adjusted	$852	$4,191
Current year period’s revenues, as reported	1,121	4,718

Internal revenue growth	$269	$527

Internal revenue growth percentage	32%	13%

Health, Energy and Civil Solutions:
Prior year period’s revenues, as reported	$737	$2,734
Revenues of acquired businesses for the comparable prior year period	50	177

Prior year period’s revenues, as adjusted	$787	$2,911
Current year period’s revenues, as reported	711	2,788

Internal revenue contraction	$(76)	$(123)

Internal revenue contraction percentage	-10%	-4%

Intelligence and Cybersecurity Solutions:
Prior year period’s revenues, as reported	$883	$3,574
Revenues of acquired businesses for the comparable prior year period	—	—

Prior year period’s revenues, as adjusted	$883	$3,574
Current year period’s revenues, as reported	880	3,672

Internal revenue growth (contraction)	$(3)	$98

Internal revenue growth (contraction) percentage	0%	3%

Total*:
Prior year period’s revenues, as reported	$2,471	$10,497
Revenues of acquired businesses for the comparable prior year period	50	177

Prior year period’s revenues, as adjusted	$2,521	$10,674
Current year period’s revenues, as reported	2,711	11,173

Internal revenue growth	$190	$499

Internal revenue growth percentage	8%	5%

*	Total revenues include amounts related to Corporate and Other and intersegment eliminations.

SAIC, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT EXCLUDING THE CITYTIME LOSS PROVISION

(NON-GAAP RECONCILIATION)

(Unaudited, $ in millions, except per share amounts)

In this release, SAIC, Inc. refers to revenues, operating income (loss), and operating margin excluding the CityTime loss provision, which are non-GAAP financial measures. The Company calculates these measures by excluding the CityTime loss provision from revenues, operating income (loss), and operating margin, the most directly comparable GAAP financial measures.

The Company uses these non-GAAP financial measures to provide investors with visibility to how its business performed excluding the CityTime loss provision. The limitation of these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures is that the Company has recorded the CityTime loss provision which is not reflected in these non-GAAP financial measures. The Company addresses this limitation by presenting this reconciliation to the most directly comparable GAAP financial measures. These financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in connection with the Company’s consolidated financial statements prepared in accordance with GAAP.

	Three Months Ended January 31, 2012
	As Reported	City Time Loss Provision	As Adjusted
Revenues	$2,471	$358	$2,829
Cost of revenues	2,479	—	2,479
Selling, general and administrative expenses	106	50	156

Operating income (loss)	(114)	308	194
Non-operating expenses, net	(25)	—	(25)

Income (loss) from continuing operations before income taxes	(139)	308	169
Provision for income taxes	(22)	(41)	(63)

Income (loss) from continuing operations	(161)	267	106
Income from discontinued operations, net of tax	—	—	—

Net income (loss)	$(161)	$267	$106

Operating margin	-4.6%		6.9%

	Year Ended January 31, 2012
	As Reported	City Time Loss Provision	As Adjusted
Revenues	$10,497	$410	$10,907
Cost of revenues	9,530	—	9,530
Selling, general and administrative expenses	668	(130)	538

Operating income	299	540	839
Non-operating expenses, net	(104)	—	(104)

Income from continuing operations before income taxes	195	540	735
Provision for income taxes	(210)	(64)	(274)

Income (loss) from continuing operations	(15)	476	461
Income from discontinued operations, net of tax	74	—	74

Net income	$59	$476	$535

Operating margin	2.8%		7.7%

SAIC, INC.

DEFENSE SOLUTIONS SEGMENT

CONDENSED CONSOLIDATED INCOME STATEMENT EXCLUDING THE CITYTIME LOSS PROVISION

(NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to revenues, operating income (loss) and operating margin of the Defense Solutions segment excluding the CityTime loss provision, which are non-GAAP financial measures. The Company calculates these measures by excluding the CityTime loss provision from Defense Solutions revenues, operating income (loss), and operating margin, the most directly comparable GAAP financial measures.

The Company uses these non-GAAP financial measures to provide investors with visibility to how its business performed excluding the CityTime loss provision. The limitation of these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures is that the Company has recorded the CityTime loss provision which is not reflected in these non-GAAP financial measures. The Company addresses this limitation by presenting this reconciliation to the most directly comparable GAAP financial measures. These financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in connection with the Company’s consolidated financial statements prepared in accordance with GAAP.

	Three Months Ended January 31, 2012
	As Reported	City Time Loss Provision	As Adjusted
Revenues	$852	$358	$1,210

Operating income (loss)	$(216)	$308	$92

Operating margin	-25.4%		7.6%

	Year Ended January 31, 2012
	As Reported	City Time Loss Provision	As Adjusted
Revenues	$4,191	$410	$4,601

Operating income (loss)	$(171)	$540	$369

Operating margin	-4.1%		8.0%